Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-203836) and Form S‑8 (No.333-195143) of IMS Health Holdings, Inc., of our report dated February 19, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP
New York, NY
February 19, 2016